UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 20, 2009

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)

Plaza America Tower I	20190
11700 Plaza America Drive, Suite 1010	(Zip Code)
Reston, Virginia
(Address of Principal Executive Offices)

(703) 964-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events

On August 20, 2009, the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”) in which DBSD North America, Inc. (formerly ICO North America, Inc.) and its subsidiaries (“Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code entered a stipulation and order between the Debtors, ICO Global Communications (Holdings) Limited, and certain of the Principal Noteholders (as defined in the Support Agreement of May 14, 2009 (“Support Agreement”)) relating to the Support Agreement and affecting other Principal Noteholders not party to the stipulation (“Stipulation and Order”).  Pursuant to the Stipulation and Order, the parties thereto agreed to extend the date in the Support Agreement by which the Debtors’ Plan shall be confirmed until September 30, 2009, and the Bankruptcy Court ordered that:  (i) the Support Agreement shall not terminate prior to the Voting Deadline (as defined in the Debtor’s Second Amended Plan of Reorganization as filed with the Bankruptcy Court) to the extent that the Support Agreement requires the Principal Noteholders to vote or cause to be voted the Held Notes (as defined in the Support Agreement) to accept the Plan if such Plan were confirmed on or before the deadline set forth in the Support Agreement (such deadlines as extended by that certain waiver entered into on June 22, 2009 (“Waiver”)), and (ii) all parties to the Support Agreement who are obligated to vote or cause to be voted the Held Notes to accept the Plan if such Plan were confirmed on or before the deadline set forth in the Support Agreement (such deadline as extended by the Waiver) are obligated to vote in favor of the Plan on or before the Voting Deadline.

The description above is qualified in its entirety by reference to the Stipulation.

A copy of each of the Support Agreement and the Waiver was filed by ICO Global as an exhibit to a Form 8-K dated May 15, 2009 and July 1, 2009, respectively.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1
Stipulation Between the Debtors, the Existing Stockholder, and Certain of the Principal Noteholders Relating to the Support Agreement and Order Affecting Other Principal Noteholders not Party to the Stipulation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)

	By:	/s/ John L. Flynn
August 26, 2009		John L. Flynn
Executive Vice President, General Counsel
and Corporate Secretary